FOR IMMEDIATE RELEASE

                  ADP REPORTS THIRD FISCAL QUARTER RESULTS;
                      REVENUES GROW 11%, EPS INCREASES 14%

      ROSELAND, NJ, April 21, 2005 - Automatic Data Processing, Inc. (NYSE:ADP) reported 11% revenue growth, with revenues of $2.3 billion and $0.57 earnings per share for the third fiscal quarter ended March 31, 2005, Arthur F. Weinbach, chairman and chief executive officer, announced today. Pretax and net earnings grew 12% and 13%, respectively, compared with the third quarter last year. Diluted earnings per share, on fewer shares outstanding, increased 14% from $0.50 per share last year.

      Commenting on the results, Mr. Weinbach said, "The positive momentum in each of our businesses continued in our third fiscal quarter. Employer Services' revenues increased 9%, and key metrics continued to improve. New business sales growth accelerated to 16% in the quarter and client retention increased nearly a full percentage point year-to-date on top of last year's record level, a testament to the quality of our products and the World Class Service we provide to our clients on a daily basis. Our client fund balances exceeded our expectations during the quarter when we have our largest average daily balances, with double-digit growth compared with the third quarter last year. We are particularly pleased with the progress in Employer Services as the results of our investments in sales and new products are now more evident across all of our market segments.

      "Brokerage Services' revenues grew 5% and pretax earnings grew 4% in the quarter compared with the third quarter last year. Our internal revenue growth rate was 9% for the quarter. Our Brokerage Services' revenue growth was primarily driven by growth in investor communications which resulted in a slightly lower overall margin. The volume of investor communications pieces delivered increased 25% over last year largely driven by more mutual fund meetings and mutual fund special communications. Back-office average trades per day increased 5% over strong volumes last year, while the decline in average revenue per trade was 8% for the quarter. Securities Clearing and Outsourcing Services' revenues were $22 million in the quarter and the pretax loss of $9 million for the quarter was in line with our expectations.

      "Dealer Services' revenues grew 9% in the quarter while our pretax earnings declined by 7%. Our sales results for our core dealer management systems (DMS) have been solid this year, and we have recently been awarded new sales contracts to be the sole DMS provider for two of the largest dealership groups in the United States. This will result in about 240 additional dealer sites over the next 18 to 30 months. As we have invested in additional implementation resources, our margins will be lower initially and should improve next year. Additionally, our margins have been impacted by integration expenses relating to last year's acquisitions. Claims Services' revenues grew 3% in the quarter compared with the third quarter last year. In addition, we continued to benefit from foreign exchange rates which contributed about 1% to total company revenue growth year-to-date.

      "We are pleased with the results of the third quarter. Our confidence is high that we will end the year toward the high end of our total company guidance of 7% - 9% revenue growth and 12% - 15% earnings per share growth. We continue to invest in areas of the business that provide strong future growth opportunities, such as Comprehensive Outsourcing Services solutions for all segments, new distribution channels and our salesforce. We acquired over 10 million ADP shares for treasury year-to-date for approximately $420 million," Mr. Weinbach concluded.


      An analyst conference call to review the third quarter results will be held today, Thursday, April 21 at 1:30 p.m. EDT. A live audio webcast of the call will be available to the public on a listen-only basis. To listen to the webcast go to www.adp.com and click on the webcast icon. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.


     ADP, with approximately $8 billion in revenues and 550,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

                                 Three Months Ended          Nine Months Ended
                                      March 31,                  March 31,
                                 2005         2004           2005         2004
                               --------    -----------   ----------   -----------

Revenues, other than interest
  on funds held for Employer
  Services clients and PEO
  revenues                    $2,060,301   $ 1,894,672   $5,473,928   $ 5,063,394
Interest on funds held for
  Employer Services clients      124,425        96,531      300,217       261,667
PEO revenues (A)                 164,237       130,232      423,084       344,051
                              ----------   -----------   ----------   -----------
                               2,348,963     2,121,435    6,197,229     5,669,112
                              ----------   -----------   ----------   -----------

Operating expenses             1,068,073       944,373    2,850,812     2,548,914
Selling, general and
  administrative expenses        512,886       487,410    1,424,407     1,373,581
Systems development and
  programming costs              154,362       144,824      453,156       409,703
Depreciation and amortization     77,757        77,185      228,339       225,520
Other income, net                 (2,065)      (11,997)     (25,995)      (44,656)
                              -----------  -----------   -----------  -----------
Total expenses                 1,811,013     1,641,795    4,930,719     4,513,062
                              ----------   -----------   ----------   -----------

Earnings before income taxes     537,950       479,640    1,266,510     1,156,050

Provision for income taxes       199,579       179,390      469,875       432,370
                              ----------   -----------   ----------   -----------
Net earnings                  $  338,371   $   300,250   $  796,635   $   723,680
                              ==========   ===========   ==========   ===========

Basic earnings per share      $     0.58   $      0.51   $     1.37   $      1.22
                              ==========   ===========   ==========   ===========
Diluted earnings per share    $     0.57   $      0.50   $     1.35   $      1.21
                              ==========   ===========   ==========   ===========
Dividends per common share    $   0.1550   $    0.1400   $   0.4500   $    0.4000
                              ==========   ===========   ==========   ===========


(A) Net of pass-through costs of $1,531,884 and $1,136,832 for the three months ended March 31, 2005 and 2004, respectively, and $4,033,375 and $3,086,265 for the nine months ended March 31, 2005 and 2004, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(In thousands, except per share amounts)
(Unaudited)

                                          Three Months Ended         Nine Months Ended
                                               March 31,                 March 31,
                                          2005          2004         2005          2004
                                       -----------   ----------   -----------   ----------

Revenues for select business units (B)
  Employer Services                    $ 1,494,000   $1,367,000   $ 3,906,000   $3,638,000
  Brokerage Services                       475,000      452,000     1,161,000    1,107,000
  Dealer Services                          246,000      226,000       727,000      655,000
  Securities Clearing and Outsourcing
         Services                           22,000            -        37,000            -

Pre-tax earnings for select business units (B)
  Employer Services                    $   449,000   $  386,000   $   954,000   $  856,000
  Brokerage Services                        70,000       68,000       158,000      121,000
  Dealer Services                           36,000       39,000       108,000      108,000
  Securities Clearing and Outsourcing
         Services                           (9,000)           -       (14,000)           -

(B) Prior year's segment results were adjusted to reflect fiscal year 2005 budgeted foreign exchange rates.

Components of Other Income, net:
--------------------------------
Interest income on corporate funds     $   (15,976)  $   (13,521) $   (67,960)  $  (59,263)
Interest expense                             3,569         1,965       22,476       11,966
Realized (gains) losses on
  available-for-sale securities, net        10,342          (441)      19,489        2,641
                                       -----------   ------------ -----------   ----------
Total other income, net                $    (2,065)  $   (11,997) $   (25,995)  $  (44,656)
                                       ============  ===========  ============  ==========

Earnings per share information:
-------------------------------
Net earnings                           $   338,371   $  300,250   $   796,635   $  723,680
Average shares outstanding                 583,991      591,210       583,578      592,575
Basic earnings per share               $      0.58   $     0.51   $      1.37   $     1.22
Diluted net earnings                   $   338,633   $  300,572   $   797,426   $  724,820
Diluted shares outstanding                 590,512      599,479       590,503      599,127
Diluted earnings per share             $      0.57   $     0.50   $      1.35   $     1.21


Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
                                                March 31,      June 30,
                                                  2005           2004
                                              ------------   ------------
                                               (Unaudited)
Assets
------
Cash and cash equivalents/Short-term
  marketable securities                       $  1,562,016   $  1,129,075
Securities clearing and outsourcing services
    receivables                                  1,109,088              -
Other current assets                             1,818,236      1,632,514
                                              ------------   ------------
  Total current assets                           4,489,340      2,761,589

Long-term marketable securities                    422,950        963,501
Property, plant and equipment, net                 658,203        642,353
Other non-current assets                         4,177,907      3,849,584
Funds held for clients                          23,024,327     12,903,532
                                              ------------   ------------
  Total assets                                $ 32,772,727   $ 21,120,559
                                              ============   ============


Liabilities and Stockholders' Equity
------------------------------------

Securities clearing and outsourcing services
    payables                                  $    818,585   $          -
Other current liabilities                        1,935,692      1,768,424
                                              ------------   ------------
     Total current liabilities                   2,754,277      1,768,424

Long-term debt                                      75,937         76,200
Other non-current liabilities                    1,077,358      1,018,040
Client funds obligations                        23,095,513     12,840,225
                                              ------------   ------------
  Total liabilities                             27,003,085     15,702,889

Total stockholders' equity                       5,769,642      5,417,670
                                              ------------   ------------
  Total liabilities and stockholders' equity  $ 32,772,727  $  21,120,559
                                              ============  =============


                       ----------------------------------


This release and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations, employee benefits and registered clearing agencies and broker-dealers; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.


Source:  Automatic Data Processing, Inc.

         ADP Investor Relations
         Elena Charles, 973.974.4077
         Debbie Morris, 973.974.7821
                                    #4#21#05#